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                               Exhibit No. 99.4

FOR IMMEDIATE RELEASE                                   DOUGLAS L. LOWELL
                                                        Corporate Relations
                                                        (310-314-9535)

                    TRIMARK RETAINS INVESTMENT BANKING FIRM

     July 21, 1997, Los Angeles. . . Trimark Holdings, Inc. (TMRK - NASDAQ/NNM) announced today that it has retained the investment banking firm, Societe Generale Bannon, to advise the company on various strategic alternatives to help enhance shareholder value.

     "Recent acquisitions in the entertainment industry," said Chairman Mark Amin, "have left Trimark in a unique position as the leading independent producer and distributor of specialized theatrical, television and video product. This has resulted in the Company attracting an unusually high number of unsolicited inquiries from interested parties. In order to minimize management's distraction from the day-to-day operations of the Company, Trimark has hired an investment banker to assist in evaluating strategic opportunities that are periodically presented to the Company."

     The Company expects to generate excellent cash flow in the quarter ending September 30, 1997 based on the successful video release of "MEET WALLY SPARKS," the approximately $7 million and $4 million domestic box office generated respectively by "SPRUNG" and the specialized film, "KAMA SUTRA: A TALE OF LOVE," and the line-up of quality theatrical and video product set for distribution.

     Except for the historical information contained herein, certain matters discussed in this news release are forward looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Other matters, uncertainties and risks are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended June 30, 1996 and the Form 10-Q for the quarter ended March 31, 1997.

     Trimark Holdings, Inc. is a broad-based entertainment company which acquires, produces and distributes motion pictures domestically and internationally under the Trimark Pictures banner; licenses to the broadcast industry under the Trimark Television moniker; and to the domestic home video market under the Trimark Home Video label.

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